Exhibit 10.1

PRODUCT SUPPLY & DISTRIBUTION AGREEMENT

This PRODUCT SUPPLY & DISTRIBUTION AGREEMENT (“Agreement”), made as of this 27th day of July, 2004 (“Effective Date”), by and between SCHERING-PLOUGH ANIMAL HEALTH CORPORATION (hereinafter, referred to as “Schering”), a Delaware corporation, having its principal office located at 1095 Morris Avenue, Union, New Jersey 07083, and DIGITAL ANGEL CORPORATION (hereinafter, referred to as “Digital Angel”), a Delaware corporation, having its principal office located at 490 Villaume Avenue, South St. Paul, Minnesota 55075-2445.

RECITALS

WHEREAS, on January 9, 1995, Schering entered into that Supply and Distribution Agreement (the “Original Agreement”) with Destron Fearing Corporation (“Destron”), predecessor-in-interest to Digital Angel, for Destron to supply to Schering, and Schering to purchase from Destron, certain animal electronic identification products;

WHEREAS, Digital Angel is now engaged in the business of developing, manufacturing, packaging, testing and selling microchips for tracking and identifying, and sensing temperature in, pets and other animals as more fully described below (the “Product”);

WHEREAS, Schering desires to purchase and receive the Product from Digital Angel, and the exclusive right to distribute the Product in the Territory (as hereinafter defined);

WHEREAS, Digital Angel agrees to sell and deliver the Product to Schering on the terms and conditions set forth in this Agreement;

WHEREAS, Digital Angel has the requisite experience and resources to sell and deliver the Product in a quantity required for the Territory; and

WHEREAS, the Parties have agreed to enter into this Agreement, which supersedes and replaces in its entirety the Original Agreement referred to above.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in this Agreement, Schering and Digital Angel hereby agree as follows:

ARTICLE I.  DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

1.01                           “Adverse Event” shall mean:

(a)                                  any expected or unexpected experience that is adverse, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with, or observed in conjunction with, the use or following the administration of any Product, whether or not (i) considered related to or caused by the use of any Product, (ii) occurred in the course of the use of any Product, (iii) occurred when the Product was used in accordance with the approved labelling or label directions or was not used in accordance with such labelling or directions (including a different route of administration, different species, different indications, or different dosage), or (iv) associated with, or observed in conjunction with, an accidental or intentional overdose, abuse, dependency, or withdrawal from, of, or on any Products, including, without limitation, an adverse event occurring (A) in animals in the course of use of any Product by a veterinarian or livestock producer or otherwise in the course of professional practice or use by another animal owner or caretaker or (B) in humans from exposure during Manufacture, testing, handling, or use of a Product;

(b)                                 any failure of expected pharmacological action or clinical effect of any Products, including, without limitation, deterioration or contamination of any Products or any mistake in the labelling of any Products; or

(c)                                  an adverse drug experience, as that term is defined in 21 C.F.R. § 514.3.

1.02                           “Affiliate” shall mean any entity, directly or indirectly, controlling, controlled by, or under common control with a Party.  For purposes of this definition, “controlling” (including its cognates, “controlled by” and “under common control”) shall mean:  (a) ownership of more than fifty percent (50%) of the equity capital or other ownership interest in or of an entity; (b) the power to control or otherwise direct the affairs of an entity; (c) in the case of non-stock organizations, the power to control the distribution of profits of an entity; or (d) such other relationship as, in fact, results in actual control over the management, business, and affairs of an entity.

1.03                           “Agent” shall mean any officer, director, employee, agent, subcontractor, or other authorized representatives of a Party or a Person.

1.04                           “Applicable Laws” shall mean (a) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance, common law, and (b) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, Permits, agreements, and other legal requirements of, with, or adopted or imposed by any Governmental Authority, now or hereafter in effect and, in each case, as amended from time to time, including, without limitation, any such legal requirements that relate to or govern (i) the manufacture or quality of the Product, (ii) health, safety, industrial hygiene, sanitation, or (iii) conditions on, under, about, or affecting any real property (including the Environment).

1.05                           “Approved Facility” shall mean Digital Angel’s facility located in 490 Villaume Street, South St. Paul, Minnesota 55075-2445.

1.06                           “Certificate” shall have the meaning set forth in Section 3.06(c) hereof.

1.07                           “Claim” shall mean any claim, suit, action, cause of action, proceeding, demand, order, directive, obligation, loss, injury, liability, damage, deficiency, assessment, fine, penalty, forfeiture, judgment, lien, diminution of value, notice of violation or non-compliance, cost, and expense, including, without limitation, attorneys’ fees and expenses, incurred to enforce this Agreement, cost of defense, and cost of settlement.

1.08                           “Companion Animal Market” shall mean all domestic animals kept as pets except horses, cattle, swine and sheep.

1.09                           “Confidential Information” shall mean any technical, financial and business information relating to a Party’s research, development, inventions, products (including the Products), production, manufacturing, finances, marketing, customers, or business plans, including, without limitation, trade secrets, know-how, data, formulas, processes, other intellectual property, or confidential communications, that (a) is or has been disclosed to or otherwise received or obtained by a Receiving Party, whether or not in connection with or pursuant to this Agreement and (b) has been marked by the Disclosing Party as “Confidential” or, if disclosed orally, has been stated to be confidential or has been confirmed in writing by the Disclosing Party to be “Confidential” within thirty (30) days from the date of such disclosure.

1.10                           “Database” shall mean for the companion animal market the list of pet owners, their addresses and the serial number on the Product sold to such pet owner set forth in the centralized, computerized database developed and used by Schering in connection with the Product and the System.

1.11                           “Disclosing Party” shall mean the Party (a) who discloses, and owns or otherwise possesses the rights or interests to or in, Confidential Information or (b) whose Confidential Information is the subject of any process, subpoena, demand, or request.

1.12                           “Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.13                           “Enrollment Fee” shall mean the fee that a customer pays to Schering or its designated agent for tracking and identification services related to the Product.

1.14                           “Environment” shall mean air, land, water, the ocean, natural resources (including flora and fauna), soil, sediments, surface water, groundwater, subsurface strata, the ambient air, or any present or potential drinking water supply, including, without limitation, any of the foregoing relating to the manufacture of any Product or the processing, use, generation, handling, labelling, transportation, treatment, storage, disposal, disposition, distribution, presence, emission, discharge, release, threatened release, removal, remediation, disclosure, or notice of the actual or potential presence, release, or threatened release of any Hazardous Material.

1.15                           “Environmental Claim” shall mean any and all Claims (a) relating in any way to the Environment under Applicable Law or (b) made by any Person for enforcement (including, without limitation, fines, penalties, costs, damages, specific work, or relief), investigation, cleanup, mitigation, restoration, removal, response, remedial or other actions or damages (including by reason of personal injury, property damage, or death), contribution, indemnification, cost recovery, compensation, or injunctive relief pursuant to any Applicable Law or relating, directly or indirectly, to the Environment or Hazardous Material.

1.16                           “Governmental Authority” shall mean any federal, state, commonwealth, provincial, local or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal, or other entity, including any Agent thereof, exercising executive, legislative, judicial, regulatory or administrative authority over the manufacture, marketing, pricing, use, or sale of any Product, including, without limitation, any and all state, commonwealth, provincial, local and foreign equivalents.

1.17                           “Hazardous Material” shall mean any material, substance, or waste that, because of its presence, quantity, concentration, or character, (a) is regulated under any Applicable Law, (b) may cause or pose a risk, threat, or hazard to human health or safety or the Environment, or (c) may result in the imposition of, or form the basis for, a Claim from or by any Person under any Applicable Law, including any investigation, cleanup, removal, or remedial or other action of or concerning the Environment or any of the following:  (i) any “hazardous substance,” “pollutant,” “contaminant,” or “hazardous waste,” as commonly understood and as defined in any Applicable Law, (ii) any substance containing petroleum, or any by-product or fraction thereof, any form of natural gas, mining waste, lead, asbestos-containing material, polychlorinated biphenyls, equipment containing polychlorinated biphenyls, pesticides, defoliants, and urea formaldehyde foam insulation, (iii) any radioactive material or waste, or (iv) any other dangerous, explosive, corrosive, ignitable, flammable, hazardous, pathogenic, mutagenic, carcinogenic, teratogenic, etiologic or otherwise toxic agent, material, contaminant, substance, element, compound, mixture, solution, pollutant, or waste, including, without limitation, asbestos and radioactive substances regulated by any Applicable Law.

1.18                           “Improved Product” means any new, novel and useful ideas, innovations and inventions solely for use in the Companion Animal Market, whether patentable or not, which are discovered by Digital Angel or are otherwise made available to Digital Angel during, or as a result of, or occurring in connection with, or arising from, this Agreement that adds significant new functions and capabilities to the Product and/or either Reader.

1.19                           “Intellectual Property Rights” means, collectively, all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility, model and design patents or any extensions thereof, (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations, (c) rights in trademarks, trademark registrations and applications therefor, trade names, service marks, service names, logos, or trade dress, (d) rights relating to the protection of trade secrets and confidential information, and (e) all other intellectual or proprietary rights anywhere in the world.

1.20                           “Party” shall mean Schering or Digital Angel; “Parties” shall mean Schering and Digital Angel.

1.21                           “Patent Rights” shall mean U.S. Patent No. 5,211,129, U.S. Patent No. 4,730,188, U.S. Patent No. 5,041,826 and U.S. Patent No. 5,166,676 and any and all patents and patent applications (including certificates of invention and applications for certificates of invention) over the Products, including any and all divisions, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, any provisional applications, supplementary protection certificates, or the like of any such patents and patent applications, which during the Term are owned by Digital Angel or to which Digital Angel, through license or otherwise, has or acquires rights.

1.22                           “Permit” shall mean every application (including new animal drug application) permit, authorization, license, approval, registration (including health registration and drug master file), franchise, certificate, permission, exemption, consent, variance (including zoning variance approval), or equivalent decision or document of, from, or required or issued by any Governmental Authority or under any Applicable Laws.

1.23                           “Person” shall mean and include, without limitation, (a) any corporation, partnership, limited liability company, joint venture, joint stock company, association, trust, business trust, estate, unincorporated organization, or other business entity recognized under Applicable Laws, other than Schering or Digital Angel, (b) any Governmental Authority, or (c) any individual.

1.24                           “Product” shall mean Digital Angel’s animal identification package which includes the following components:

(a)                                  Temperature Sensing Product; or

(b)                                 Shelter Product; and

(c)           Recording forms and tags for the Database and System described herein

The Product shall include upgraded microchip technology necessary to meet applicable standards, including but not limited to Federation of European Companion Animal Veterinary Associations (“FECAVA”) technology standards. The term “Product” as used in this Agreement, including “Improved Product”, shall, in all cases, refer only to, and only permit use in the Companion Animal Market.

1.25                           “Product Cost” shall have the meaning set forth in Section 6.01 hereof.

1.26                           “Product Quality Complaint” shall have the meaning set forth in Section 3.07 (b) (i).

1.27                           “Readers” shall mean instruments that are capable of reading and displaying the identification code of Digital Angel’s transponders and other transponders using Eurosil microchips, and all other transponders meeting current and future FECAVA transponder standards to be used in the System.  Readers shall include Pocket Readers for veterinary clinics and Pocket Readers EX for shelters.

1.28                           “Receiving Party” shall mean the Party who (a) receives or otherwise obtains Confidential Information of the Disclosing Party or (b) is served with any process, subpoena or demand.

1.29                           “Shelter Product” shall mean an injectable sterile glass encapsulated radio frequency transponder with an anti-migration cap, preloaded in a sterilized needle and application used to deposit the transponder subcutaneously.

1.30                           “Specifications” shall mean the written specifications for the manufacture, quality control testing, and delivery of the Product, including, without limitation, details of the finished packaging components for the Product, as set forth on Exhibit A, which is attached hereto and made a part hereof, and as may be amended from time to time.

1.31                           “System” shall mean the nationwide animal registry, identification, tracking and recovery system, comprised of the Product and the Database, developed and used by Schering in connection with this Agreement.

1.32                           “Temperature Sensing Product” shall mean an injectable sterilized glass encapsulated radio frequency transponder with an anti-migration cap, preloaded in a sterilized needle and application used to deposit the transponder subcutaneously which includes temperature sensing capabilities.

1.33                           “Term” shall have the meaning set forth in Section 10.01 hereof.

1.34                           “Territory” shall mean the United States and its possessions and territories.

1.35                           “Third Party” shall mean and include, without limitation, any individual, corporation, partnership, limited liability company, joint venture, joint stock company, association, trust, business trust, estate, unincorporated organization, or other business entity recognized under Applicable Laws, other than Schering or Digital Angel.

1.36                           “Trademarks” shall have the meaning set forth in Section 7.01 hereof.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES

2.01                           Representations of Schering.  Schering hereby represents and warrants to Digital Angel that, as of the Effective Date, the following statements are and shall be true and correct in all material respects:

(a)                                  Organization and Good Standing.  Schering: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (ii) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (iii) is qualified to do business in, and is in good standing in, each jurisdiction of the Territory where the nature of its business in such jurisdiction requires it to be so qualified.

(b)                                 Authorization and Binding Effect.  All institutional action on the part of Schering and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Schering’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Schering enforceable against Schering in accordance with this Agreement’s terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

(c)                                  Execution, Delivery and Performance.  The execution, delivery, and performance by Schering of this Agreement do not:  (i) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Schering; (ii) violate or conflict with any Applicable Laws; (iii) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice, or with the passage of time) any agreement, contract, or instrument to which Schering is a party or by which any of its assets are bound; or (iv) result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Schering.

(d)                                 Governmental and Other Consents.  No Permit or approval of, or exemption or other action by, any Person is required in connection with Schering’s execution and delivery of this Agreement or with the performance by Schering of its obligations hereunder.

(e)                                  Inconsistent Obligations.  Schering has no obligation or commitment, and will not, during the Term, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

2.02                           Representations of Digital Angel.  Digital Angel hereby represents and warrants to Schering that, as of the Effective Date, the following statements are and shall be true and correct in all material respects:

(a)                                  Organization and Good Standing.  Digital Angel:  (i) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of Delaware; (ii) has the corporate or institutional power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (iii) is qualified to do business in, and is in good standing in, each jurisdiction of the Territory where the nature of its business in such jurisdiction requires it to be so qualified.

(b)                                 Authorization and Binding Effect.  All institutional action on the part of Digital Angel and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Digital Angel’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of Digital Angel enforceable against Digital Angel in accordance with this Agreement’s terms, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

(c)                                  Execution, Delivery and Performance.  The execution, delivery, and performance by Digital Angel of this Agreement do not:  (i) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Digital Angel; (ii) violate or conflict with any Applicable Laws; (iii) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice, or with the passage of time) any agreement, contract, or instrument to which Digital Angel is a party or by which any of its assets are bound; or (iv) result in the creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Digital Angel.

(d)                                 Governmental and Other Consents.  No Permit or approval of, or exemption or other action by, any Person is, or will be, required in connection with Digital Angel’s execution and delivery of this Agreement or with the performance by Digital Angel of its obligations hereunder.

(e)                                  Inconsistent Obligations.  Digital Angel has no obligation or commitment, and will not, during the Term, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

(f)                                    Ownership and Non-Infringement.  Digital Angel owns all right, title and interest in and to and/or licenses the Intellectual Property Rights contained in the Product.  The Product does not infringe, misappropriate or violate any Intellectual Property Rights of any third party.  As of the date of this Agreement, Digital Angel has no knowledge of any pending or threatened litigation or claim relating to the Product or any Intellectual Property Rights or materials contained therein.

(g)                                 Debarment.  Digital Angel (i) has not been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, (ii) is not subject to debarment, (iii) will not use, in any capacity in connection with the services to be performed under this Agreement, any Person who has been so debarred or is the subject of a conviction described in such section, and (iv) will notify Schering immediately if (A) Digital Angel or any Person who is performing services hereunder is debarred or is the subject of a conviction described in such section or (B) any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Digital Angel’s knowledge, is threatened, relating to the debarment or conviction of Digital Angel or any Person performing services hereunder.

ARTICLE III.  PRODUCT AND QUANTITY

3.01                           Scope of Agreement. During the Term, Digital Angel shall exclusively manufacture, supply, and sell to Schering, and Schering shall exclusively purchase from Digital Angel, such quantities of the Product as Schering may, from time to time, elect.  Digital Angel shall not manufacture, supply or sell the Product to any other Person in the Territory.  Digital Angel hereby grants Schering an exclusive right to use the Product in the companion animal market for sale in the Territory, using Digital Angel’s Intellectual Property Rights relating to the Product or its manufacture.  Schering shall have the right to grant sublicenses in connection with its sale of the Product in the Territory.  To the extent permitted by Applicable Law and subject to the terms of this Agreement, the term “exclusive” referred to in this Article 3 means that Digital Angel shall not itself sell, or appoint another distributor to sell, the Product in the Territory, and Schering shall not distribute products that contain the same functions and capabilities of the Product and are directly competitive with the Product in the Territory.  Subject to the provisions of this Agreement, Digital Angel also shall not create or enter into a contract to create a database that is similar to the Database.  Schering and Digital Angel shall discuss in good faith entering into supply and distribution arrangements with respect to the Product in other geographic markets in the future.

3.02                           Additional Rights.

(a)                                  Digital Angel hereby grants exclusive distribution rights to Schering for the Products in the Companion Animal Market in the Territory.  With respect to those countries listed on Exhibit C or animal species not included in the Territory, nothing herein shall be deemed to preclude Schering from marketing products in such countries directly competitive with the Products.  Digital Angel and Schering shall discuss potential distribution, co-marketing agreements, amendments or renewals of existing distribution or co-marketing agreements with respect to the Products in international markets and companion animal species prior to executing an agreement, amendment or renewal with a competitor of either Party.

(b)                                 Digital Angel shall use its reasonable efforts to cause its Affiliate to grant an exclusive option to Schering or its Affiliate during the Term of this Agreement to enter into an exclusive license agreement, upon terms and conditions to be negotiated by the parties and subject to any contractual obligations in effect as of the date of this Agreement, with respect to applications of the Products in the human pharmaceutical or medical device market.

3.03                           Forecasts.

(a)                                  Schering shall, within two (2) months from the Effective Date, and not later than sixty (60) days prior to the commencement of each calendar quarter thereafter during the Term, submit to Digital Angel a written, good-faith and non-binding forecast of Schering’s requirements for the Product for each of the succeeding twelve (12) calendar months after the date of such forecast.  Schering shall have the right, not later than ninety (90) days prior to the commencement of any calendar month, to revise its forecast for such month.  All estimates shall be prepared in good faith in order to facilitate Digital Angel’s efficient manufacture and shipment of the Product in compliance with this Agreement, and except as provided in Section 3.03(b) hereof, shall not be binding upon Schering in any way.  Schering shall not be responsible for any loss, cost, or expense of Digital Angel arising from any such forecast. The Parties acknowledge and agree that any forecast shall not constitute, or be deemed to constitute, a commitment on the part of Schering to submit any purchase orders or to purchase any quantity of Products.

(b)                                 Schering shall submit to Digital Angel a non cancelable purchase order for the Product not less than ninety (90) days prior to the delivery date requested by Schering in such purchase order.  Each purchase order shall (i) be in an amount not greater than one hundred twenty-five percent (125%) of the latest monthly forecast submitted by Schering pursuant to Section 3.03(a) hereof and (ii) set forth the quantity of the Product, the date by which such Product is to be delivered, and the destination where such order of Product is to be delivered in the Territory.  Digital Angel shall, within ninety (90) days from the date of receipt of a purchase order (or at such later date as may be requested in such purchase order) and subject to Section 12.02 hereof, diligently complete and ship (or cause to be diligently completed and shipped) such purchase order.  The provisions of this Agreement shall apply to, and form part of, any and all purchase orders which may be submitted by Schering to Digital Angel during the Term. The terms of this Agreement shall be controlling over the terms and conditions set forth on any purchase order, any acknowledgement form of Digital Angel, invoice, or other form or document of either Party.

c)                                      Shering shall have the right to send written notice to Digital Angel of any reduction, suspension or hold upon any purchase order in whole or in part, and Digital Angel shall use its best efforts to reschedule such purchase orders as requested.

3.04                           Purchase Targets.

(a)                                  During the Term of the Agreement, Schering shall, by the end of calendar year 2006, shall have purchased twenty percent (20%) more than the amount of Product purchased in calendar year 2005. Schering shall, by the end of calendar year 2005, have purchased twenty percent (20%) more than the amount of Product purchased in calendar year 2004.

(b)                                 On the second anniversary of the Effective Date, the Parties shall negotiate new purchase targets for the Product for calendar year 2007 through year 2008.  On the fourth anniversary of the Effective Date, the Parties shall negotiate new purchase targets for the Product for calendar year 2009 through the end of the Term.  If the Parties cannot agree upon the purchase targets, the Parties shall have a meeting with senior executives of each Party.  If the Parties still are unable to agree upon the purchase targets, the Parties shall retain a neutral third party to determine the purchase targets.  The purchase targets may be calculated annually or averaged over a two (2) year period.

(c)                                  If Schering is unable to meet its purchase targets for more than one (1) calendar year, Schering and Digital Angel shall meet to renegotiate purchase targets.  If Schering is unable to meet its revised purchase targets for more than two (2) consecutive calendar years, Schering shall purchase from Ditigal Angel the sufficient amount of Product set forth in the purchase targets applicable to such years and during each succeeding year.  If Schering fails to make such purchases of Product, Digital Angel may terminate the Agreement in accordance with Section 10.05(b).

3.05                           Delay and Failure to Supply.

(a)                                  If Digital Angel, at any time during the Term, has reason to believe that it will be unable to meet Schering’s requested delivery dates, then Digital Angel shall promptly notify Schering, stating the reason(s) for the delay.  Compliance by Digital Angel with this Section 3.05(a) shall not relieve, or be deemed to relieve, Digital Angel of any other obligation or liability under this Agreement.

(b)                                 In the event Digital Angel fails, for any reason (except any delay or failure of performance in accordance with Section 12.02 hereof), to supply at least ninety percent (90%) of any purchase order for the Product submitted in accordance with Section 3.03(b) hereof within ninety (90) days from the delivery date requested in such purchase order, Schering shall have the right, upon written notice to Digital Angel, to seek and establish a secondary source of supply for the purchase requirements pursuant to Section 3.03(b) hereof.  Further, the first time Digital Angel fails to supply at least ninety percent (90%) of a purchase order for the Product, Schering shall receive a five percent (5%) discount on the purchase price for such purchase order; the second time, Schering shall receive a ten percent (10%) discount; the third time, Schering shall receive a fifteen percent (15%) discount; the fourth time, Schering shall receive a twenty percent (20%) discount; and the fifth and any subsequent times, Schering shall receive a twenty-five percent (25%) discount.

(c)                                  In the event Schering determines or believes, in good faith as to any calendar quarter, that Digital Angel, for any reason (excluding any delay or failure of performance in accordance with Section 12.02 hereof), cannot satisfy Schering’s purchase order requirements for the Product, Schering shall have the right to request that Digital Angel provide written assurance of its future performance and ability to supply Schering not less than ninety-five percent (95%) of any purchase order delivered in accordance with this Agreement.  Digital Angel shall, within ten (10) days from the date of receipt of such request, provide to Schering such assurance.  If (i) Digital Angel fails to provide such assurance within such ten (10)-day period, or (ii) Digital Angel fails to adhere to or otherwise comply with such assurance, , then Schering shall, in addition to any rights and remedies available to it under this Agreement, have the right to terminate this Agreement.

(d)                                 In the event Digital Angel determines that it, for any reason (excluding any delay or failure of performance in accordance with Section 12.02 hereof), will not be able to supply (i) Schering’s purchase orders for the Product or (ii) at least ninety-five percent (95%) of any purchase order for the Product submitted in accordance with Section 3.03(b) hereof on the delivery date requested in such purchase order, Digital Angel shall, within two (2) days from the date of such determination, notify Schering of such determination, and Schering shall have the right to suspend this Agreement and to seek and establish another source of supply for the purchase of the shortfall of the Products, but Schering shall have no right to grant a license to any third party to develop or manufacturer any product that is similar to or competitive with the Product.  Digital Angel shall immediately notify Schering when and if Digital Angel is able to resume supply of the Product in accordance with the terms of this Agreement, and the Parties shall meet promptly to determine the terms and conditions upon which Digital Angel shall supply the Product, including, without limitation, written assurance of its future performance and ability to supply the Product.  If Digital Angel does not meet the delivery date set forth in the purchase order and has failed to notify Schering in accordance with this Section 3.05(d), then Schering may terminate this Agreement upon written notice to Digital Angel.

3.06                           Quality Control.

(a)                                  Manufacture of the Product.  Digital Angel represents, warrants, and covenants that all Product for or sold to Schering pursuant to this Agreement shall: (i) be manufactured, packaged, and labeled in accordance with the Specifications, Applicable Laws, and the terms of this Agreement; (ii) be free of all defects and deleterious materials; (iii) not be, or deemed to be, adulterated or misbranded within the meaning of any Applicable Law. (iv) be manufactured, packaged, and tested to ensure that the Product meets the Specifications for identity, sterility, quality, and stability; (v) be manufactured in accordance with the quality control program which Digital Angel shall maintain during the Term; (vi) bear a true and accurate expiration date; (vii) have, as of the date of receipt of such Product at the facility of Schering, a remaining shelf life not less than ninety-five percent (95%) of the total stated shelf life of such Product; and (viii) may be introduced into interstate commerce pursuant to Applicable Laws.

(b)                                 Change in Materials.  Digital Angel shall give Schering ninety (90) days prior written notice, if reasonably possible, in the event Digital Angel changes or causes to be changed any materials, equipment, or method of production or testing relating to the Product, which directly relate to the efficacy of the Product; provided, however, that any such change shall also comply in all respects with the Specifications and Applicable Laws.  Digital Angel shall provide any additional information regarding such change as Schering shall request.

(c)                                  Certificate.  Digital Angel shall, prior to the loading of each shipment of the Product, (i) test and analyze or cause or to be tested and analyzed (by a laboratory approved by Schering) such shipment and (ii) deliver or cause to be delivered to Schering or any Person designated by Schering a certificate of weight and quality analysis, in a form satisfactory to Schering (“Certificate”), which Certificate shall provide that such shipment conforms to the Specifications, Applicable Laws and the purchase order.

(d)                                 Testing of Shipment.

(i)                                     Schering shall have the right, within thirty (30) days from the date of receipt of a Certificate or the delivery of a shipment of the Product relating to such Certificate at its proper destination, whichever is later, to determine (through testing or analysis approved in accordance with this Agreement) the conformity of the contents and the weight of such shipment to the warranties set forth in Section 3.06(a) hereof, including, without limitation, the Certificate and the Specifications.

(ii)                                  The Parties agree that the testing or analysis to determine the conformity of the contents of a shipment of the Product to the Certificate and the Specifications may be performed either by Schering or by an independent laboratory selected by Schering.  In the event the contents of any shipment of the Product do not conform to the warranties set forth in Section 3.06(a) hereof, including, without limitation, the Certificate or the Specifications as determined by such laboratory, Schering shall submit a copy of such determination to Digital Angel, and Digital Angel shall, at Digital Angel’s discretion and Digital Angel’s cost and expense, (A) replace (at no cost or expense to Schering) any shipment of the Product rejected by Schering or (B) refund to Schering any amount paid to Digital Angel by Schering for any such shipment.  Upon demand by Schering, Digital Angel shall reimburse or credit Schering for all costs and expenses incurred by Schering with respect to the non-conforming Product, which costs and expenses shall include, without limitation, all testing, analysis, transportation, insurance and holding charges incurred in connection with such Product.  Digital Angel shall maintain sufficient inventory to replace all non-conforming Product rejected by Schering. The Parties acknowledge and agree that Schering shall have no obligation to pay any invoice for any shipment of the Product rejected in accordance with this Section 3.06, unless replacement Product is provided to Schering by Digital Angel.  Conformance of the content of a shipment to the applicable Certificate and the Specifications shall be deemed to be a material obligation of this Agreement. The rights and remedies set forth in this Section 3.06(d)(ii) shall be in addition to any other rights and remedies that Schering may have hereunder or at law or equity.

(e)                                  Document and Reserve Sample Retention.

(i)                                     All documents, records and reports associated with the manufacture, holding, storage, packaging or testing of any Product shall be retained by Digital Angel for not less than five (5) years from the date of manufacture, or as otherwise directed by

Schering.  All such documents, records and reports must be prepared and retained by Digital Angel in such a manner that they are (A) readily retrievable and (B) stored in an environment suitable to prevent damage or loss.  Digital Angel shall provide copies of all such documents and reports to Schering as reasonably requested.

(ii)                                  Digital Angel shall retain reserve samples of the Product for not less than five (5) years that are representative of each lot in each shipment of the Product.

(f)                                    Packaging Requirements.  Unless otherwise specified by Schering, Digital Angel shall package and pack the contents of each purchase order in a manner that is: (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment, and (iii) adequate to insure safe arrival of the goods at the named destination. Digital Angel shall mark all containers and packaging with the necessary lifting, handling and shipping information.  Each shipment shall be accompanied by a packing slip, which shall include the applicable purchase order number.

3.07                           Adverse Event and Product Quality Complaint Reporting.

(a)                                  Adverse Event

 (i)                                  Digital Angel shall, within one (1) business day from the date of receipt of notice or information concerning any Adverse Event relating to any Product and in accordance with Applicable Law, notify Schering of such Adverse Event.  Such notice shall (A) be forwarded to Schering by facsimile (fax), utilizing the reporting form, which is attached hereto as Exhibit B and made a part hereof, and (B) include the name, address, and telephone number of the Person making the complaint or report of an Adverse Event, the Product(s) involved, the nature of the Adverse Event, and such other information as Schering may reasonably require.  Digital Angel also shall notify Schering of such Adverse Event in accordance with Section 12.09.

(ii)                                  Schering shall investigate any complaint or report of an Adverse Event.  Digital Angel shall cooperate fully with, and provide all reasonable and necessary information and assistance to, Schering in connection with such investigation, including, without limitation, submission of complete, accurate and timely responses to requests for additional information, completion of Schering’s form entitled “Product Experience Form,” and collection of samples of the Products.  Schering shall notify Digital Angel of the results of, and any action taken with respect to, Schering’s investigation.  Digital Angel shall take all steps necessary to assist Schering in meeting any reporting obligations under Applicable Law.

(iii)                               In the event Digital Angel receives from any Governmental Authority any communication relating to any Adverse Event, Digital Angel shall, within two (2) business days from the date of receipt of such communication, notify Schering of such communication by facsimile (fax), utilizing the reporting form, which is attached hereto as Exhibit B.  The notice shall include, in addition to the communication from the Governmental Authority, a written summary of any conversations between Digital Angel or its Agents and the Governmental Authority and any other information relating to such communication. Digital Angel also shall notify Schering of such Adverse Event in accordance with Section 12.09.

(iv)                              Digital Angel shall, within thirty (30) days from the date of receipt of a request by Schering, provide to Schering a print-out or computer disk of each Adverse Event reported to or known by Digital Angel for the twelve (12)-month period prior to the date of such request.  Digital Angel shall, within ten (10) days from the date of receipt of a request by Schering, make available to Schering or its designee, for inspection and copying (at Schering’s cost and expense), records of Digital Angel (including computer disks) relating to each Adverse Event.  The obligation of Digital Angel to disclose to Schering records and information concerning any Adverse Event shall continue as long as Schering continues to market the Products.

(v)                                 Schering and Digital Angel shall meet, in a timely fashion and from time to time as may be reasonably required, to implement the Adverse Event reporting and consultation procedures prescribed in this Section 3.07(a).

(vi)                              The holder of the registration for the Products shall have the sole right to make or file any report, or otherwise make any disclosure, with respect to any Adverse Event.

(b)                                 Product Quality Complaint

(i)                                     Digital Angel shall develop and maintain written procedures governing the receipt and reporting of any complaint or information relating to the quality or technical nature of any Product, including, without limitation, the identity, strength, quality, purity, defect, ingredients, or components of a Product, the mistaken application of a Product or its labelling to another product, or contamination of, or other change or deterioration in, a Product (“Product Quality Complaint”).  Digital Angel shall:  (A) make such changes to such procedures as required by Applicable Law or as Schering may reasonably request from time to time; (B) maintain records relating to each Product Quality Complaint for a period of ten (10) years from the date of receipt of such complaint; and (C) within ten (10) days from the date of receipt of a request by Schering, make available to Schering or its designee, for inspection and copying (at Schering’s cost and expense), records of Digital Angel relating to each Product Quality Complaint.

(ii)                                  Schering reserves the right to handle, process, investigate, and respond to each Product Quality Complaint.  Digital Angel shall cooperate fully with, and provide all reasonable and necessary information and assistance to, Schering in connection with the handling, processing, investigation, and response to a Product Quality Complaint.

(iii)                               In the event Digital Angel receives a Product Quality Complaint, Digital Angel shall, within one (1) business day from the date of receipt of such complaint, notify Schering of such complaint by facsimile (fax), utilizing the reporting form, which is attached hereto as Exhibit B.  Digital Angel also shall notify Schering of such Product Quality Complaint in accordance with Section 12.09.

(iv)                              Digital Angel shall credit Schering on a quarterly basis for all Product used to satisfy Product Quality Complaints.  Each replacement transponder shall be credited at the original purchase price.

(c)                                  Notwithstanding anything contained in this Section 3.07 to the contrary, if Digital Angel obtains knowledge of an Adverse Event, Digital Angel shall also verbally report such Adverse Event to Schering.

3.08                           Facility Inspection and Audit.  Digital Angel shall, upon two (2) days’ prior written notice by Schering and at Schering’s cost and expense, grant Schering access to Digital Angel’s facility during normal business hours to (a) inspect any such facility relating to or otherwise involved in the manufacture, packaging, testing, storage, or inventory of the Product, (b) conduct a physical inventory of Digital Angel’s inventory of the Product, (d) inspect and review any Permits and Environmental Claims, (e) ascertain compliance with Applicable Law, and (f) ensure the protection and condition of the Environment and public and worker health and safety.  Any inspection or review by Schering in accordance with this Agreement, whether favorable or unfavorable, or the absence of any such inspection or review shall not relieve Digital Angel of its obligations under this Agreement or Applicable Law or result in any liability of Schering.  In the event Schering identifies any deficiency with respect to Digital Angel’s operations or activities during any such inspection, or review, Schering shall notify Digital Angel of such deficiency, and Digital Angel shall, within thirty (30) days from the date of receipt of such notice, deliver to Schering a corrective action plan, addressing each such deficiency.  Upon acceptance of the corrective action plan by Schering (which acceptance shall not be unreasonably withheld), Digital Angel shall fully implement such corrective action plan to the reasonable satisfaction of Schering. Digital Angel agrees to notify Schering, in writing, within two (2) business days, of any Governmental Authority inspection, inquiry, or notification related to the Product and shall keep Schering informed of the progress of such inquiry or notification, and permit Schering to participate in any such inspection.

3.09                           Delivery.

(a)                                  Schedule.  Digital Angel shall schedule the timely manufacture and shipment of the Product in accordance with each purchase order of Schering and Applicable Laws.  For purposes of this Agreement, a shipment shall be deemed timely when delivered by Digital Angel F.O.B. to the Approved Facility not later than three (3) days after the date set forth in a purchase order of Schering (Incoterms 2000 or any revisions thereof). Digital Angel shall provide shipping documents such that Schering can track shipments with the shipping carrier. Documentation of proper storage and handling shall be made upon Schering’s request.

(b)                                 Risk of Loss.  Delivery of each purchase order of the Product shall be F.O.B. to the Approved Facility.  Digital Angel shall arrange with the common carrier designated by Schering for transportation of the Product to the facility or other location designated by Schering. Title to and risk of loss of the Product shall pass to Schering at the time of delivery to the designated carrier.

ARTICLE IV.  OBLIGATIONS OF THE PARTIES

4.01                           Obligations of Digital Angel.

(a)                                  Digital Angel shall supply to Schering as its distribution agent Readers throughout the Companion Animal Market in the Territory for the System. Such shipments shall be in accordance with the prior terms and conditions of shipment and delivery described herein.  The price of the Pocket Reader shall be $200 per unit and the price of the Pocket Reader EX shall be $250 per unit.  Digital Angel shall fully warranty up to two years and promptly repair or replace any defective Readers.

(b)                                 Digital Angel shall promptly inform Schering of any orders and/or inquiries for the Product from third parties in the Territory.

(c)                                  If available, Digital Angel shall make the following available to Schering on a regular basis: (i) reasonable quantities of Product descriptions, advertising bulletins, research materials, and other material normally supplied by Digital Angel for promotional uses; and (ii) a reasonable amount of sales and service training to Schering if requested by Schering.  Digital Angel shall also render such assistance as it deems reasonably necessary to enable Schering to prepare and carry out plans to sell and deliver the Product as contemplated by this Agreement.

(d)                                 Digital Angel and Schering shall revise the enrollment forms to permit a pet owner to “opt out” of solicitations, direct mail and any activity not directly related to pet recovery.

(e)                                  Digital Angel shall give notice to Schering of any licensing arrangements that Digital Angel has or enters into with respect to the Product in the Territory.    Digital Angel shall use reasonable efforts to terminate any license agreements relative to the product in the Territory.

(f)                                    Digital Angel shall use its best efforts to defend and protect its Intellectual Property, including any Patent Rights.

(g)                                 Digital Angel shall provide Schering with upgraded scanner software to be compatible with the Reader at no charge.

(h)                                 Digital Angel shall assist in developing and promoting a scanner network that detects the Temperature Sensing Product.

4.02                           Improved Products and Right of First Refusal.

(a)                                  Digital Angel agrees that during the Term it shall use reasonable efforts to sustain research and development activities with respect to the development of Improved Products.  Digital Angel agrees that all such Improved Products shall be made available to Schering in accordance with Section 4.02(b).

(b)                                 Schering shall have a right of first refusal to enter into an exclusive supply and distribution agreement with Digital Angel, upon terms and conditions to be negotiated by the Parties in good faith, with respect to any Improved Products, in the Territory which result from the research and development programs of Digital Angel or its Affiliates.  However, if the Parties cannot agree to the terms of such exclusive supply and distribution agreement within sixty

(60) days of the initiation of good faith negotiations and Digital Angel makes a bonafide offer to a third party, the price and quantity terms of which are more favorable than the terms offered to Schering (“Offer”) and the third party accepts such Offer, then Digital Angel shall promptly notify Schering of such Offer and submit the Offer to Schering including, without limitation, the essential elements of the transaction.  Schering shall have the right within sixty (60) days from the date of receipt of such notice from Digital Angel to notify Digital Angel that it accepts the terms of the Offer (“Schering Notice”).  Within sixty (60) days from the date of receipt of the Schering Notice (or such other date as agreed to by the Parties), the Parties shall execute all necessary documents and take all necessary steps to effectuate the terms of the Offer.  Digital Angel shall not at any time enter into a supply and distribution agreement with another party without first offering the identical terms to Schering.  If Schering does not accept the terms of the Offer or documentation of acceptance of the Schering Notice is not executed within sixty (60) days, the acceptance of the Schering Notice shall be deemed revoked, Digital Angel may immediately enter into an agreement with the third party to accept the Offer, and the Parties shall enter into an agreement, upon terms and conditions to be negotiated by the Parties in good faith, for Schering to maintain and provide to Digital Angel access to the Database for recovery purposes only for use in connection with the Improved Product or application.  Digital Angel and Schering shall agree upon the fee for Schering’s services in connection with Digital Angel’s use of the database.

(c)                                  In the event that Schering does not accept the terms of the Offer, Digital Angel shall have the right to use a database from Digital Angel or another party.

4.03                           Obligations of Schering.

(a)                                  Schering shall promote, market and sell the Product, the System and the Database in the Territory with efforts equivalent to Schering’s own products.  Schering agrees, subject to existing business conditions, to employ and maintain at all times, and at its own expense, a sales and office force sufficient for the full promotion and distribution of the Product, the System and the Database in the Territory.

(b)                                 Schering shall develop and implement a strategic business plan with educational, marketing and promotional activities to promote, market and sell the Product, the System and the Database in the Territory and Schering shall provide an annual review of the strategic business plan with Digital Angel.

(c)                                  In the event that Schering shall accept bids for the creation of a new database management and recovery system, Digital Angel may submit a bid and Schering shall consider such bid.

(d)                                 Schering may provide either Reader to its customers.

ARTICLE V.  OWNERSHIP OF INTELLECTUAL PROPERTY

5.01                           Ownership by Schering.  The System (other than the Intellectual Property Rights in the Product) and the Database are the exclusive property of Schering, or the third parties from whom Schering has secured the right to use materials contained in the System and the Database.  No title or ownership of the System or the Database is transferred to Digital Angel by way of this Agreement.  Digital Angel shall have no right to access the System, Schering’s Intellectual Property Rights, the Database, or any records, material or information contained therein except as specifically set forth herein.  As between Schering and Digital Angel, the System and the Database, and all Intellectual Property Rights contained in the System and the Database (other than the Intellectual Property Rights in the Product) are the exclusive property of Schering.  Schering and any third parties shall retain all right, title and interest, to the extent of their respective interests, in and to all Intellectual Property Rights embodied in the System and the Database, and to any other intellectual property owned or otherwise provided by Schering or such third parties.  Digital Angel shall not challenge, or assist any other Person in challenging, Schering’s right, title, and interest in or to the System and the Database.

5.02                           Third Party Opportunities.  In the event that the Parties enter into an agreement with a Third Party in connection with the Database, Schering shall continue to have exclusive ownership of the Database, shall retain all right, title and interest in and to the Database and all Intellectual Property Rights contained therein, and Digital Angel shall not acquire any rights in the Database by virtue of such arrangement.  Schering shall retain the right to contract with Third Parties for any projects and purposes of Schering and its Affiliates.

5.03                           Access to Database.  Digital Angel shall have the right to request Schering to perform certain services utilizing the Database for Digital Angel.  Schering shall make reasonable efforts to comply with such request.  Such services may include compiling and mailing information to Persons who have submitted demographic information into the Database.  Digital Angel shall pay Schering the amount that is Schering’s direct cost for providing such services.  Schering shall have the right to refuse to perform any service requested by Digital Angel.

ARTICLE VI.  PRICING AND PAYMENT

6.01                           Product Cost.

(a)                                  Digital Angel shall provide the Shelter Product to Schering at a price of Three Dollars ($3.00) per microchip on the effective date.  With respect to the Temperature Sensing Product, Schering shall pay Digital Angel a price of (i) Four Dollars and Twenty-Five Cents ($4.25) per microchip for annual purchases of 1,000,000 or more units, (ii) Four Dollar and Seventy Five Cents ($4.75) per microchip for annual purchases of 500,000 to 999,999 units, and (iii) Five Dollars and Twenty Five Cents ($5.25) per microchip for annual purchases of less than 500,000 units.  The Parties agree that the price for the Temperature Sensing Product shall be renegotiated every two years on the anniversary of the Effective Date based upon competitive market conditions for Temperature Sensing Products in the Companion Animal Market.    The number of units of Temperature Sensing Products purchased by Schering during each calendar year shall be cumulative such that Schering shall be entitled to receive a reimbursement credit equal to the difference between (a) the amount paid by Schering to Digital Angel during a given calendar year for the Temperature Sensing Products at the cost structure referenced above; and (b) an amount, the product of which is equal to (i) the number of Temperature Sensing Products purchased by Schering from Digital Angel in a given calendar year; and (ii) the price of the last Temperature Sensing Product purchased by Schering from Digital Angel in a given calendar year.

(b)                                 Digital Angel shall furnish to Schering an invoice for each shipment of the Product, and such invoice shall be submitted to Schering, accompanied by the Certificate.  Subject to Section 3.05 hereof, Schering shall, within thirty (30) days from the date of receipt of such invoice from Digital Angel, pay such invoice in U.S. dollars.

6.02                           *

6.03                           *

6.04                           *

6.05                           *

6.06                           Taxes.  Any and all sales, excise and similar taxes (other than income and franchise taxes) that Digital Angel may be required to pay or collect with respect to the Product covered by any purchase order submitted pursuant to this Agreement shall be for the account of Digital Angel, except as otherwise provided by Applicable Laws.  Any tax, excise, duty, customs, or other charge that Schering may be required to pay to any Person with respect to any Product shall be borne solely by Schering.

*  Confidential treatment requested.

ARTICLE VII.  TRADEMARKS

7.01                           Registration.  Schering shall have the sole right to develop, secure, renew, register, license, defend, use, and display its own trademarks for the Product (“Trademarks”) in connection with the distribution, marketing, advertising, and promotion of such Product within the Territory.  Schering shall have no obligation to use any Digital Angel trademarks on the Product or in connection with the marketing, advertising, or promotion of the Product.  The Parties hereby agree and intend that any and all use of the Trademarks and the goodwill associated therewith shall, at all times, inure to the benefit of Schering or any Affiliate or licensor of Schering, as the case may be, as the owners of the Trademarks.  Digital Angel shall cooperate with Schering and execute all documents required to register and record Schering as the owner of the Trademarks. Digital Angel acknowledges and agrees that the Trademarks are the sole and exclusive property of Schering, and Digital Angel shall not challenge Schering’s right, title, or interest to or in the Trademarks or represent to any Person that Digital Angel has any ownership in or rights to any Trademarks other than the specific rights conferred under this Agreement.  Notwithstanding the foregoing, the Trademark shall not infringe any trademark of Digital Angel or any third party or be confusingly similar thereto.

7.02                           Protection.  Digital Angel shall: (a) at all times recognize the validity and ownership of the Trademarks, whether owned by Schering or any Affiliate or licensor of Schering, and Schering’s sole right to use and license such Trademarks in the Territory; and (b) at no time do, or allow to be done by its Agents or any Person on behalf of Digital Angel or its Agents, whether by act, omission or commission, anything that would (i) put into issue or otherwise adversely affect such validity or ownership or (ii) damage or prejudice the reputation or goodwill of Schering or any Affiliate or licensor of Schering.  Digital Angel shall not, except with the prior written consent of Schering or any Affiliate or licensor of Schering, as the case may be, use the name, SCHERING-PLOUGH ANIMAL HEALTH CORPORATION, HOME AGAIN, the Trademarks, or any other trademarks, trade dress, logos, or designs owned by Schering or such Affiliate or licensor in or as a trademark or trade name or any trademark, trade dress, name, word or symbol that is confusingly similar in appearance, sound, meaning, or commercial impression to, a colorable imitation of, misleading or deceptive with respect to, or dilutes any of, the Trademarks or any part thereof or any other trademark, trade dress, logo or design owned by Schering as a trademark or tradename, whether during the Term or after the expiration or termination of this Agreement.  Digital Angel shall comply with all trademark usage requirements established by Schering in connection with the depiction or presentation of the Trademarks.  The packaging for the Product shall indicate that the Product is manufactured by Digital Angel and identify Digital Angel’s patent registration numbers.

7.03                           Infringement.  Digital Angel shall promptly notify Schering of any potential infringement of the Trademarks or any Claim that the Trademarks infringe the rights of any Person.  Digital Angel shall, at Schering’s cost and expense, cooperate with Schering in the prosecution of any infringement or defense of the Trademarks.

ARTICLE VIII.  CONFIDENTIAL INFORMATION

8.01                           Confidentiality.  During the Term and for a period of ten (10) years after the expiration or termination of this Agreement, the Receiving Party shall:  (a) protect and hold in confidence the Confidential Information of the Disclosing Party; (b) not disclose or use, or cause to be discussed or used, such Confidential Information to or by any Person except with the prior written consent of the Disclosing Party and in accordance with this Agreement; (c) handle, preserve, and protect such Confidential Information with at least the same degree of care the Receiving Party affords its own confidential information; and (d) use diligent efforts to ensure that each of its Agents preserves and protects the confidentiality of all Confidential Information of the Disclosing Party.  The duty of confidentiality under this Article VIII shall not apply to any Confidential Information that:

(i)                                     is or becomes public knowledge through no act or omission of the Receiving Party in violation of this Agreement; provided, however, that such information shall not be deemed a matter of public knowledge merely because it (A) is embraced by more general information in the prior possession of a Party or any other Person or (B) is expressed in public literature in general terms not specifically in accordance with Confidential Information;

(ii)                                  is received by, or otherwise made available to, the Receiving Party from an independent Person who does not owe a duty of confidentiality to the Disclosing Party in connection with the Confidential Information disclosed;

(iii)                               is already in the possession of the Receiving Party or its Agents at the time of receipt from the Disclosing Party, as documented by pre-existing records of the Receiving Party or its Agents;

(iv)                              is developed independently by the Receiving Party or its Agents without any breach of this Agreement; or

(v)                                 subject to Section 8.02 hereof, is required to be disclosed by the Receiving Party pursuant to any Applicable Law.

8.02                           Disclosure.

(a)                                  The Receiving Party shall immediately notify the Disclosing Party of receipt of any process, subpoena, demand, or request by any Person to disclose the Confidential Information of the Disclosing Party, and shall, as soon as practicable but in no event later than three (3) business days from the date of such receipt, furnish to the Disclosing Party a copy of such process, subpoena, demand, or request and inform the Disclosing Party of the circumstances relating thereto.  The Receiving Party shall, at its cost and expense, take all reasonable steps to maintain and protect the confidentiality of the Confidential Information of the Disclosing Party, including, without limitation, making a motion to quash; provided, however, that nothing in this Agreement shall be deemed to require the Receiving Party to violate any law or judicial order.  The Disclosing Party also shall have the right to take any legal action to prevent disclosure of its Confidential Information, including, without limitation, the right to appear on behalf of the Receiving Party, to represent the Receiving Party, and to employ counsel of its choice for these purposes.

(b)                                 If the Disclosing Party elects to exercise its rights under this Section 8.02, it shall do so at its cost and expense and shall hold harmless, defend, and indemnify the Receiving Party from and against any and all legal responsibility or liability from the exercise of these rights (except if caused by the negligence or willful misconduct of the Receiving Party or any of its Agents).  If the Disclosing Party elects not to exercise any such rights or the Receiving Party is nonetheless legally compelled to disclose the Confidential Information of the Disclosing Party, then the Receiving Party may, without liability under this Agreement, disclose only that portion of such Confidential Information that it is legally compelled to disclose and shall, within ten (10) days from the date of such disclosure, furnish to the Disclosing Party a copy of the Confidential Information disclosed and all correspondence and communications relating to such disclosure.

8.03                           Confidentiality of Agreement.  The provisions of this Article VIII also shall apply to the contents of this Agreement; provided, however, that the contents hereof may be disclosed only (a) as required by Applicable Laws, (b) in connection with the enforcement of this Agreement, or (c) to such Agents of a Receiving Party who have a need to know such information.

8.04                           Notification of Breach.  Each Party shall, and shall use diligent efforts to ensure that each of its Agents shall, notify the other Party in the event of any breach of this Article VIII, including, without limitation, conditions or circumstances that indicate that the Confidential Information has been or may have been prejudiced or otherwise exposed to loss or unauthorized disclosure or use.  A Receiving Party shall, upon request of the Disclosing Party, take all steps reasonably necessary to recover any and all Confidential Information that has been or may have been prejudiced or otherwise exposed to loss or unauthorized disclosure or use.  The expense of taking such steps shall be borne solely by the Receiving Party.

8.05                           Return of Confidential Information.  All Confidential Information shall be and remain the sole property of the Disclosing Party, and the Receiving Party and its Agents shall have no rights or interests to or in such information (except as herein provided).  Immediately upon the expiration or termination of this Agreement or within thirty (30) days from the date of receipt of a request by the Disclosing Party, the Receiving Party shall, and shall use diligent efforts to ensure that each of its Agents shall, (a) discontinue the use of the Confidential Information of the Disclosing Party, (b) within thirty (30) days from the date of receipt of a request by the Disclosing Party, return or destroy all such Confidential Information, including, without limitation, all copies and originals of such Confidential Information in any medium, and (c) notify the Disclosing Party that all such copies and originals have been returned or destroyed, as the case may be, and all electronic memories, including archival media, have been purged of the Confidential Information.  The Receiving Party shall be permitted to retain one (1) copy of such Confidential Information solely for the purpose of any Claim arising out of or relating to this Agreement, and notwithstanding the expiration or termination of this Agreement, such copy shall remain subject to the confidentiality obligations under this Agreement.

ARTICLE IX.  PRODUCT RECALL

9.01         In the event Schering, or any Governmental Authority issues a recall, or takes similar action, in connection with the Product, Digital Angel shall bear the cost and expense of any such recall, unless such recall results from the negligent handling, sale or distribution by Schering.  For the purposes of this Agreement, the cost and expense of a recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, an amount equal to the monetary value associated with the Product recalled, and any other cost and expense associated with such recall.

ARTICLE X.  TERM AND TERMINATION

10.01                     Term.  This Agreement shall become effective as of the Effective Date, and except as otherwise provided in this Agreement, shall continue in full force and effect for a period of ten (10) years from the Effective Date (“Term”). Notwithstanding the foregoing and except as otherwise provided in this Agreement, during the Term, Schering may terminate this Agreement, without cause and at any time, by written notice of such termination to the Digital Angel not less than one hundred and eighty (180)  days prior to the effective date of such termination.

10.02                     Termination for Breach.  Either Party may, at its option, terminate this Agreement in the event the other Party breaches any material obligation under this Agreement and fails to remedy or otherwise cure such breach within thirty (30) days from the date of receipt of notice of such breach given by the non-breaching Party; provided, however, that, if (a) subject to Section 12.02 hereof, such breach was beyond the reasonable control of the other Party or (b) the other Party cures such breach within such thirty (30)-day period, then there shall be no termination of this Agreement for such breach pursuant to this Section 10.02.

10.03                     Insolvency and other Causes for Termination.

(a)                                  A Party shall have the right to terminate this Agreement immediately by written notice to the other Party, in the event the other Party (i) files a petition in bankruptcy, (ii) applies for or consents to the appointment of a receiver or trustee, (iii) makes an assignment for the benefit of creditors, (iv) becomes subject to an attachment of, execution upon, or other judicial seizure of, all or substantially all of its assets, or (v) becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings are not dismissed within sixty (60) days).

10.04                     No Liability for Termination.  Neither the expiration nor termination of this Agreement in accordance with this Agreement shall subject either Party to any liability or obligation to the other Party or to any other Person, either by operation of law or on any other basis, including, without limitation, any consequential or special damages, any damages for alleged loss of goodwill, profits, anticipated sales, or the like, except as specifically set forth in this Agreement.

10.05                     Effect of Termination.

(a)                                  Upon the expiration or termination of this Agreement, (i) Schering shall have the right to sell its remaining inventory of the Product and any unfinished goods or (ii)

Schering shall, at its option, have the right (but not the obligation) to require Digital Angel to purchase from Schering, and Schering shall sell to Digital Angel, all or any portion of the inventory of the Product and any unfinished goods held by or for Schering at the cost in which they were purchased by Schering.

(b)                                 If Schering fails to purchase a sufficient amount of Product as a result of its failure to achieve its purchase targets as set forth in Section 3.04(c), Digital Angel may terminate this Agreement by written notice of termination to Schering not less than one hundred and eighty (180) days prior to the effective date of termination. Further, Schering shall provide Digital Angel with a copy of the Database and Digital Angel shall have the right to use the Database for recovery purposes only, and (ii) Digital Angel may create a new database to collect demographic information about companion animals.

(c)                                  If Schering requests that Digital Angel maintain the Database, Schering shall not have a Database that has the same functions and capabilities and directly competes with Digital Angel.

(d)                                 If (i) Schering exercises its right to terminate without cause; (ii) Schering terminates at the end of the Term of this Agreement, or (iii) Schering chooses not to extend the Term of the Agreement, and Digital Angel does not increase the price of the Product, then (i) Schering shall provide a copy of the Database to Digital Angel and Digital Angel shall have the right to use the Database for recovery purposes only, and (ii) Digital Angel may create a new database to collect demographic information about companion animals.

(e)                                  If Schering and Digital Angel negotiate in good faith and are unable to reach a mutual agreement with respect to the purchase price pursuant to Section 6.01 herein, then (i) either party may terminate this Agreement by written notice of termination to the other party not less than one hundred and twenty days prior to the Effective Date of termination, (ii) Schering shall provide a copy of the Database to Digital Angel for recovery purposes only, and (iii) Digital Angel may create a new database to collect demographic information about companion animals.

10.06                     Duties and Obligations After Expiration.  Upon the expiration or termination of this Agreement, each Party’s duties and obligations under this Agreement with respect to the Product shall cease as of the effective date of such expiration or termination; provided, however, that a Party’s other duties and obligations under this Agreement that, by their nature, are to be performed or observed after such expiration or termination, including, without limitation, the respective duties and obligations of each of the Parties under Sections 4.02 5.01, 7.01, 10.05, Article VIII and XI hereof, shall survive the expiration or termination of this Agreement.  Digital Angel shall have no rights to the Trademark as set forth in Sections 7.01 and 7.02.

ARTICLE XI.  INDEMNIFICATION

11.01                                             Indemnification by Schering.  Schering shall, at its cost and expense, indemnify, defend, and forever hold harmless Digital Angel, its Affiliates, and its and their respective Agents from and against any Claim arising out of or resulting from (a) Schering’s breach of its obligations, representations, or warranties under this Agreement or (b) Schering’s negligence, errors, or omissions.  Digital Angel shall, within three (3) business days from the date of receipt of notice of any Claim, furnish to Schering a copy of such notice and inform Schering of all facts relating to such Claim.

11.02                     Indemnification by Digital Angel.  Digital Angel shall, at its cost and expense, indemnify, defend, and forever hold harmless Schering, its Affiliates, and its and their respective Agents from and against any Claims based upon, arising out of or otherwise related to (a) Digital Angel’s breach of its obligations, representations, or warranties under this Agreement, (b) Digital Angel’s negligence, errors, or omissions or (c) any Claim that any Product supplied hereunder infringes any Intellectual Property Right of a third party.  Schering shall, within three (3) business days from the date of receipt of notice of any Claim, furnish to Digital Angel a copy of such notice and inform Digital Angel of all facts relating to such Claim.

11.03                     Assistance.  Each Party shall provide all information in its possession and reasonable assistance to the other Party as necessary to enable the other Party to defend any such suit, claim, or demand.

11.04                     Consequential Damages.  Neither Party shall be liable to the other Party for any special or consequential damages, whether based upon lost goodwill, lost resale profits, work stoppage, or impairment of other goods or arising out of breach of warranty, breach of contract, strict liability, or negligence.

ARTICLE XII.  GENERAL PROVISIONS

12.01                     Compliance with Applicable Laws.  At all times during the Term, each Party shall comply with all Applicable Laws in effect in the Territory.

12.02                     Force Majeure.  Neither Party shall be liable for any delay or failure of performance of any obligation hereunder by reason of any act or circumstance beyond the control of such Party, including, without limitation, an act of God, fire, flood, war, terrorist act, public disaster, strike or labor dispute, or governmental enactment, rule or regulation; provided, however, that such Party shall:  (a) be excused from such performance only to the extent of such delay or failure; (b) take good-faith efforts to resume performance hereunder; and (c) continue performance hereunder with the utmost dispatch as soon as the cause for such delay or failure is removed.  In the event any delay or failure of performance is attributable to any act or circumstance beyond the control of a Party, the time for performance affected by such act or circumstance shall be extended for a period equal to the time lost by reason of such delay or failure; provided that if any such delay continues for a period of sixty (60) days or more, then the Party not asserting such excuse for delay or failure to perform may terminate this Agreement upon written notice to the other Party.  A Party asserting any excuse for delay or failure of performance of any obligation under this Section 12.02 shall immediately notify the other Party.

12.03                     Insurance.  During the Term and for a period of five (5) years thereafter, Digital Angel shall, at its own cost and expense, (a) maintain, and shall cause any of its Affiliates to maintain, (i) general liability insurance, including coverage for product liability and contractual liability, in an amount not less than Ten Million Dollars (U.S. $10,000,000) and (ii) such other insurance that Digital Angel is required to maintain under Applicable Laws, and (b) furnish to Schering, upon request, a certificate of insurance evidencing compliance with the requirements of this Section 12.03.  Such certificate shall provide that Schering shall be notified in writing of any cancellation or material change in such insurance not less than thirty (30) days prior to the date of such cancellation or change. Nothing contained in this Section 12.03 shall limit, or be deemed to limit, the obligation of Digital Angel under Section 12.03 or the liability or responsibility of Digital Angel or any Person acting on behalf of Digital Angel for payment of damages resulting from its acts, omissions, or other conduct or operations under this Agreement

12.04                     Waiver.  A Party’s failure to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right or any other right or operate to bar the exercise or performance thereof at any time or times thereafter; nor shall a Party’s waiver of any right hereunder at any time, including right to any payment, be deemed a waiver thereof for any other time.

12.05                     Governing Law, Jurisdiction, and Service.

(a)                                  This Agreement and all issues arising under or relating to this Agreement, including, without limitation, its construction, interpretation, breach, and damages for breach, shall be governed by and construed in accordance with the laws of the State of New Jersey, excluding any conflicts or choice of law rule or principle that otherwise might refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)                                 Each of the Parties (a) agrees that any action, cause of action, Claim, or Dispute arising under or relating to this Agreement shall be brought only in the courts of the State of New Jersey, located in the County of Union, or the federal court of the United States, located in Newark, New Jersey, (b) expressly consents to personal jurisdiction in the State of New Jersey, with respect to such action, cause of action, Claim, or dispute, (c) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any Claim or dispute of or under this Agreement, (d) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 12.05(b), and (e) agrees not to plead or claim in any such court that any such action, cause of action, Claim, or dispute has been brought in an inconvenient forum.

12.06                     Assignment and Amendment.

(a)                                  Neither this Agreement nor any of the rights and obligations of a Party under this Agreement shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided in this Agreement), or otherwise disposed of, by operation of law or otherwise, to any Person, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, sublicense, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations under this Agreement contrary to this Section 12.06(a) shall be deemed a material breach of this Agreement by the attempting Party, and shall be void and without force or effect; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations under this Agreement (i) to an Affiliate, (ii) in connection with the transfer or sale of all or substantially all of its assets, or (iii) in the event of its merger or consolidation or change in control or similar transaction.  This Agreement shall be binding upon, and inure to the benefit of, each Party, its Affiliates, and its permitted successors and assignees.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.  Nothing expressed or referred to in this Agreement shall give, or be construed to give, to any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such right, remedy or claim as shall inure to a successor or permitted assignee pursuant to this Section 12.06(a).  Nothing expressed or referred to in this Agreement shall give, or be construed to give, to any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such right, remedy, or claim as shall inure to a successor or permitted assignee pursuant to this Section 12.06.

(b)                                 Neither this Agreement nor any provision hereof may be amended, supplemented, waived, or modified, except by a specific writing, entitled as an amendment and specifically referring to this Agreement, that is signed by an authorized officer of each Party.  This Agreement may not be amended or waived by any course of conduct.

12.07                     Severability.  If (a) any provision of this Agreement shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction for any reason and (b) any right or obligation of a Party shall be materially and adversely affected thereby, then such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other provision of this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The Parties shall negotiate in good faith to replace such provision with an appropriate, legal provision and, to the extent permitted by law, hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

12.08                     Captions, Counterparts, and Construction.

(a)                                  Captions.  The captions of this Agreement are for convenience of reference only and shall not affect, define, describe, extend, or limit the scope or intent of this Agreement, including, without limitation, any provision or the construction or interpretation of this Agreement.  Unless otherwise specified, (i) references in this Agreement to any Article, Section, or Exhibit shall be deemed to be references to such Article and Section of, and Exhibit to, this Agreement, and (ii) references to any agreement, instrument, or other document in this Agreement shall be deemed to be references to such agreement, instrument, and other document as originally executed or, if subsequently varied, replaced, or supplemented from time to time, to such agreement, instrument, or other document as so varied, replaced, or supplemented and in effect at the relevant time of reference thereto.

(b)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original copy of this Agreement but all of which taken together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile (fax) in accordance with Section 12.09 shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile (fax) shall be deemed to be the original signatures for all purposes.

(c)                                  Construction.  Except where the context otherwise requires, wherever used, the singular form shall include the plural; the plural form, the singular; and the use of any pronoun shall include the corresponding masculine, feminine, and neuter forms.  In interpreting any provision of this Agreement, no weight shall be given to, nor shall any construction or interpretation be influenced by, the fact that counsel for one of the Parties drafted this Agreement, each Party recognizing that it and its counsel have had an opportunity to review this Agreement and have contributed to the final form of the same.  Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted to mean a reference to a calendar day or number of calendar days.

12.09                     Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, courier, or express mail service (with written confirmation of receipt), (b) sent by means of facsimile (with provision for assurance of receipt in a manner typical with respect to communications of that type), or (c) mailed by registered or certified first class mail, return receipt requested, at the address or facsimile (fax) number set forth below (or to such other Person, address, or facsimile (fax) number as a Party may, from time to time, designate by written notice):

(i)	if to Schering:

Schering-Plough Animal Health Corporation
1095 Morris Avenue
Union, New Jersey 07083
Attention: Vice President, Global Companion Animals
Fax: 908.629.3306;

(ii)	if to Digital Angel:

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, Minnesota 55075
Attention: President
Fax: 651.455.0413

12.10                     Further Assurances.  Each of the Parties shall perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated under this Agreement.

12.11                     Independent Contractor.  Nothing contained in this Agreement shall be construed to constitute either Party as a partner or agent of the other Party or to create any other form of legal association that would impose liability upon a Party for any act or omission of the other Party or provide a Party with the right, power, or authority to create or impose any duty or obligation on the other Party, it being intended that each Party shall remain an independent contractor acting in its own name and for its own account.

12.12                     Entire Agreement.  This Agreement (including its Exhibits) represents and contains the full and complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, statements, clauses, and conditions with respect to the transactions contemplated by this Agreement or which may be contained in any other form or document, including, without limitation, Schering’s purchase order form.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SCHERING-PLOUGH ANIMAL HEALTH CORPORATION		DIGITAL ANGEL CORPORATION

By:		By:
Name:	Raul Kohan	Name:
Title:	President	Title:

EXHIBIT A

SPECIFICATIONS

(See Attached)

Specification of Temperature-Sensing Transponders

Specifications:

Measurement range:	25 °C to 50 °C

Resolution:	0.1°C

Accuracy:	±0.5 °C

Dimension:	14mm x 2mm

Weight:	0.23 g

Housing:	Bio-compatible glass

Cap:	Patented BioBond anti-migration cap

Operating frequency:	125 kHz

Power:	Passive device (no battery needed), energized using an ISO compliant reader

ID number compliance:	ISO 11784 and ISO 11785

Storage temperature:	-25 °C to 50 °C [ -13 °F to 122 °F ]

Packaging:	To be determined

DIGITAL ANGEL

NEW SYRINGE NEEDLE ASSEMBLY

Department: Quality	Number	Release Date
	QI032-1	5-2-2002
Subject: Instruction for Assembly and Packaging of New Syringe Needle Assembly	Page 1 of 2	Revision
Original
Approved by:

For internal use only.	Make no distribution of this document outside of Destron Fearing without the prior consent of an authorized representative of the originating organization.

ISO9001 facility preferred but not mandatory.

1.0  OBJECTIVE

To establish a consistent method of assembling and packaging New Syringe needle assemblies.

2.0  SCOPE

Instructions to assembly and package Home Again syringe.

3.0  ASSEMBLY PROCEDURE (Fig. 1)

Parts List:		Equipment:

Antimigration Cap	Needle Housing	Thermolyne Hot Plate
Transponder	Plunger	Incubator
12 Gauge Needle	Needle Assembly Pouch	Audion Heat Scaler
Protective Needle Cap		Needle Insertion Tool
Hub (Collar)

3.1                                 Place Needle Hub (Collar) into Poly Containers and place into incubator.

Incubator set at 45°C±5°C.

3.2                                 Place an Antimigration Cap onto the Transponder and set aside. The cap over the coil side of transponder.

CAUTION: DO NOT USE THE ANTIMIGRATION CAP IF IT SPLITS OPEN WHILE PLACING ONTO THE TRANSPONDER.

3.3         Place the capped transponder into the 12 Gauge Needle, from the BLUNT side of needle. the capped end of the transponder must be placed into the Needle first.

CAUTION: THE NEEDLE WILL HAVE TO BE TURNED UPSIDE DOWN TO INSTALL TRANSPONDER AND CAP, IT IS IMPERATIVE THAT THE NEEDLE POINT IS NOT DAMAGED.

CAUTION: USE OF PROPER FORCE IS IMPORTANT, IF TRANSPONDER ASSEMBLY IS TIGHT GOING INTO NEEDLE DO NOT FORCE AS IT COULD CAUSE THE GLASS ENCLOSURE TO BREAK.

3.5                                 Turn on Hot Plates and set at 130°C±10°C.

3.6                                 Fill the containers with Needle Hub (Collar) from the incubator and place onto the hot plates.

3.7                                 Place the 12 Gauge Needle containing the Transponder into the warmed Needle Hub using the Needle Insertion Tool provided by Digital Angel. Inspect for plastic shavings at base of needle.

3.8                   Place the Protective Needle Cap on the 12 Gauge Needle.

3.8                   Attach Needle Hub onto Syringe body

3.9                   Insert Plunger into Syringe body to a depth of 27.5mm.

3.10             Transponder and Cap should not extend beyond the bevel heel.

3.11             Inspect piece parts and final assembly for damage.

4.0                 PACKAGING

4.1                   Visually inspect product and pouch for foreign material.

4.2                   Place 110 blistered syringe assemblies into intermediate carton.

4.3                   Place 4 intermediate cartons in shipping carton. There should be 440 blistered syringe assemblies in one shipping carton.

Label outside of shipping carton with: Digital Angel, P/N(800-0680-00)

PO number, and Quantity.

Product Descriptions and Specifications

I.              Lifechip™ Needle Assembly in a Sterile Pouch

A.                                   Transponder - 125 kHz, 11 mm x 2.1 mm, Schott Glass 8350

[Picture of transponder]

B.                                     BioBond™ - Polypropylene sheath covering one end of the transponder made out of ProFax PF-531 medical grade polymer, which promotes tissue to bond to the sheath holding the transponder in injection site area.

C.                                     Needle - is a 12 g, 1½” needle constructed of stainless steel. The needle is to be extremely sharp.

D.                                    Applicator - Plastic applicator is designed to deposit the transponder underneath the skin of the animal.

E.                                      Sterile Pouch, Tyvek 1059B - contains the assembled parts of items A through D outlined above. The pouch is sealed with a seal width of at least 6mm and the product is sterilized with Ethylene Oxide. The pouch has a shelf life of 24 months. Twenty four-month dating and a lot number will be printed on the pouch. The following are diagrams of the sterile pouch:

FRONT VIEW

W/ CONTENTS

BACK VIEW

Number	Part Number	Description

1	473-0083-00	Antimigration Cap
2	TX 1400 L	125 kHz transponder
3	445-0020-00	12 gauge needle
4	473-0088-00	Protective needle cap
5	473-0089-00	L-shaped drive pin
6	473-0090-00	Needle housing
7	473-0091-00	Thumb slide applicator
8	473-0087-00	Applicator handle

II.            Registration Form

A.                                   Registration form will be supplied by the National Registry.

B.                                     Each form will be barcoded by Destron and folded.

III.           Return Envelope

A.                                   Supplied by the National Registry.

B.                                     Each envelope will be postage paid and printed with the return address.

IV.           ID Tags

A.                                   Tags are molded Polyurethane plastic 85A material.

1. The tag front will be printed with the words “Home Again Companion Animal Retrieval System”.

2. The back of the tag will have the words as shown in the example below:

V.            Fastener O-Ring

A.                                   The fastener O-ring will be included to fasten the ID tag to the collar of the pet.

VI.           Header Card/Vet File Card

A.                                   The card front will include:

1.             Product Name

2.             Administration

3.             Precautions

EXHIBIT B

PRODUCT EXPERIENCE FORM

VETERINARY ADVERSE DRUG REACTION,

LACK OF EFFECTIVENESS AND

PRODUCT DEFECT REPORT

COMPLETE THE FORM AND SEND BY FAX TO: SCHERING-PLOUGH ANIMAL HEALTH REGULATORY AFFAIRS AT 908.629.3395

1.	NAME, ADDRESS AND PHONE NO. OF REPORT SOURCE (Mfr., Distr.)	2.	DATE REPORT RECEIVED (MO./DAY/YEAR)

Name:
Street:

City:	State:	Zip:
Phone No.	( )	-

3.	NAME, ADDRESS AND PHONE NO. OF ATTENDING VETERINARIAN (In confidence)	4.	NAME OR CASE IDENTIFICATION OF OWNER (In confidence)

Name:
Street:

City:	State:	Zip:
Phone No.	( )	-

5.	TRADE NAME AND GENERIC NAME(S) OF ACTIVE INGREDIENT(S) (Include dosage form and strength - Ex., tab, 500 mg.)

6.	LOT NUMBER(S)	7.	DOSAGE ADMINISTERED AND ROUTE (Ex., 250 mg., q 12 h, p.o.)	8.	DATE(S) OF ADMINISTRATION (MO./DAY/YEAR)

9.	ILLNESS/REASON FOR USE OF THIS DRUG	10.	DRUG WAS ADMINISTERED BY

☐ VETERINARIAN, STAFF	☐ OWNER	☐ OTHER

11.	NUMBER OF ANIMALS IN THIS INCIDENT	12.	REACTING ANIMALS

11a.	TREATED WITH DRUG	11b. REACTED	11c. DIED	12a.	SPECIES	12b. BREED

12c.	AGE	12d. WEIGHT
13.	OTHER MEDICAL PROBLEMS

12e.	SEX/NUMBER

☐ FEMALE/	☐ MALE/

☐ PREGNANT/	☐ NEUTERED/

14.	OVERALL STATE OF HEALTH AT TIME OF REACTION/NUMBER	15.	DID ANY NEW ILLNESS DEVELOP OR DID INITIAL DIAGNOSIS CHANGE AFTER SUSPECT DRUG STARTED?

☐ GOOD/	☐ FAIR/	☐ NO ☐ YES (Explain)

☐ POOR/	☐ CRITICAL/

16.

OTHER DRUGS ADMINISTERED

ROUTE

DOSAGE REGIMEN

DATE(S) OF ADMINISTRATION

2

REACTION DATA

17.

DESCRIBE SUSPECTED ADVERSE REACTION: INCLUDE ALL SIGNS, RESULTS OF PERTINENT LAB TESTS, NECROPSY RESULTS, POSSIBLE CONTRIBUTING FACTORS, ETC. ALSO, INCLUDE IN THIS SECTION PRODUCT INEFFECTIVENESS AND PRODUCT DEFECTS SUCH AS CRACKED TABLETS, CLOUDY SOLUTION, ETC.

18a.	ATTENDING VETERINARIAN’S LEVEL OF SUSPICION THAT DRUG CAUSED REACTION				18b.	WAS THERE EXTRA LABEL USE (ELU) INVOLVED?

	☐ HIGH	☐ MEDIUM	☐ LOW	☐ NO ATTENDING VET.		☐ NO	☐ YES (Explain)

19.	LENGTH OF TIME BETWEEN LAST ADMINISTRATION OF SUSPECT DRUG AND CAUSED REACTION				20.	DATE OF ONSET (MO./DAY/YEAR)	21.	DURATION OF REACTION (HOURS/DAYS/ETC.)

22.	WAS THE ADVERSE REACTION TREATED?				23.	OUTCOME OF REACTION TO DATE

	☐ NO			☐ YES (Describe treatment)		☐ DIED (Give date) / /		☐ RECOVERED
						☐ REMAINS UNDER TREATMENT		☐ UNKNOWN
☐ ALIVE WITH SEQUELAE

24.	WHEN REACTION APPEARED, TREATMENT WITH SUSPECT DRUG:

	☐ HAD ALREADY BEEN COMPLETED				AND THE
	☐ DISCONTINUED DUE TO THE REACTION				REACTION
	☐ DISCONTINUED, REPLACE WITH ANOTHER DRUG					☐ CONTINUED
	☐ DISCONTINUED, REINTRODUCED LATER					☐ STOPPED
	☐ CONTINUED AT ALTERED DOSE					☐ RECURRED
	☐ OTHER (Explain)					☐ OTHER (Explain)

25.	HAD ANIMAL(S) BEEN PREVIOUSLY EXPOSED TO THIS DRUG?				☐ NO	☐ YES	☐ UNKNOWN

26.	DID ANIMAL(S) PREVIOUSLY REACT TO THIS DRUG?				☐ NO	☐ YES	☐ UNKNOWN

27.	HAD ANIMAL(S) PREVIOUSLY REACTED TO OTHER DRUGS?				☐ NO	☐ YES	☐ UNKNOWN
(If yes, give drug(s) and reaction if known)

28.	HAS THE ATTENDING VETERINARIAN SEEN SIMILAR REACTIONS TO THIS DRUG IN ANY OTHER ANIMALS?

	☐ NO					☐ YES (Describe treatment)

29.	NAME AND TITLE OF INDIVIDUAL RESPONSIBLE FOR ACCURACY OF REPORTED INFORMATION (Type or print)				30.	SIGNATURE OF INDIVIDUAL RESPONSIBLE FOR ACCURACY OF REPORTED INFORMATION

3

EXHIBIT C

COUNTRIES

Albania
Andorra
Austria
Australia
Belarus
Belgium
Bosnia and Herzegovina
Bulgaria
Canada
Crete
Croatia
Cyprus
Czech Republic
Denmark
Estoria
Finland
France
Germany
Greece
Hungary
Iceland
Ireland)
Italy
Japan
Latvia
Liechtenstein
Lithuania
Luxembourg
Macedonia
Malta
Moldova
Monaco
Netherlands
Norway
Poland
Portugal
Romania
Russia
San Marino
Singapore
Slovakia
Slovenia
South Africa
Spain
Sweden
Switzerland
Turkey
Ukraine
United Kingdom
Vatican City
Yugoslavia (Serbia and Montenegro)